PRESS RELEASE

Patriot Scientific Appoints New Chief Financial Officer
Wednesday August 3, 8:00 am ET

SAN DIEGO--(BUSINESS WIRE)--Aug. 3, 2005--Patriot Scientific Corporation (OTCBB:PTSC - News) a high-tech intellectual properties company working in the advanced microprocessor field, has announced today that it has named Thomas J. Sweeney, CPA, as Chief Financial Officer. Sweeney has over 25 years of experience in his profession and will be responsible for managing Patriot Scientific's financial organization and resources while contributing to the development of the company's operations.

"We are delighted to gain the addition of Tom Sweeney to our senior management team," said David H. Pohl, chairman and CEO of Patriot Scientific, Inc. "Tom is a talented CFO with substantial experience in growth oriented companies which is exactly what we need at this important juncture in Patriot's evolution," Pohl added.


Since 2000 Sweeney has been a Partner in the San Diego office of Tatum CFO Partners, a national financial services firm that is the largest professional services provider of strategic, financial, and information technology leadership in the country. He has served as CFO of New Visual Corporation, a publicly held development stage company in the telecommunications industry with more than 8,000 shareholders. Sweeney was directly responsible for all SEC filings over the three and one-half years that he held that position. While with Tatum he also served as CFO of Mitchell International, Inc., a 700 person firm that is a leading provider of information software, print publications and total business solutions.


Sweeney has worked in Johannesburg and Cape Town, South Africa on a project basis for a publicly held U.S. company as it completed acquisitions of satellite technology subsidiaries. In addition Sweeney has served as CFO for several early stage San Diego companies as they proceeded through formation and initial fund raising activities.


Prior to Tatum, Sweeney's experience included organization of a startup venture as well as service for 6 years in senior financial roles for Irvine-based Ventana Companies, an international venture capital company with $230 million directly under management and more than $3 billion placed in 78 portfolio companies. His overall financial responsibility included management of funds, involvement in fund raising, and roles in financial and operational matters including SEC reporting, responsibility for audit and tax matters, and responsibility for personnel and other administrative matters.


Earlier in his career Mr. Sweeney worked as an auditor for Ernst & Young LLP, where he earned his CPA certificate, and he also worked for the international consulting firm of McKinsey & Company.


Sweeney earned his BBA and MBA degree from The University of Texas at Austin and is a member of the American Institute of CPA's.


About Patriot Scientific


Patriot Scientific has emerged as an effective and dynamic intellectual property company, developing and marketing innovative and proprietary semiconductor technologies into the fast-growing handheld wireless and smart card markets. The company's portfolio of proprietary designs encompasses what is believed to be fundamental ultra-low-power array microprocessor technology, as well as pending patents designed to protect Patriot's proprietary technology and architecture.


Detailed information about Patriot Scientific can be found on the website www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com.

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Safe Harbor statement under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.


Contact:
     for Patriot Scientific Corporation
     Media Relations:
     Attention Group
     Daryl Toor, 770-777-9489
     dtoor@attentiongroup.com
     ------------------------
     or
     Investor Relations:
     Hawk and Associates
     Frank Hawkins/Julie Marshall, 305-852-2383 info@hawkassociates.com


Source: Patriot Scientific Corporation